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                                                                  EXHIBIT 2.5.11
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                              AMENDED AND RESTATED

                           MASTER SERVICES AGREEMENT



                                 BY AND BETWEEN



                      MCI WORLDCOM NETWORK SERVICES, INC.



                                      AND



                           ABLE TELCOM HOLDING CORP.



                              CONTRACT NO. C-6734




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                               TABLE OF CONTENTS

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
ARTICLE 1.     TERM.....................................................................       1

         1.1      TERM..................................................................       2
         1.2      TERMINATION...........................................................       2
         1.3      CONTRACT YEAR.........................................................       2
         1.4      AMENDED AND RESTATED AGREEMENT........................................       2

ARTICLE 2      CONTRACTOR SERVICES......................................................       2

         2.1      WORK..................................................................       2
         2.2      WORK ORDERS...........................................................       3
         2.3      OTHER WORK............................................................       3
         2.4      REFUSAL OF WORK.......................................................       4

ARTICLE 3      PERFORMANCE OF WORK......................................................       5

         3.1      CONTRACTOR'S FORCES...................................................       5
         3.2      SUBCONTRACTORS........................................................       6
         3.3      CONTRACT DOCUMENTS....................................................       6
         3.4      MATERIALS.............................................................       7
         3.5      PERMITS AND FEES......................................................       8
         3.6      PROGRESS AND PROCEDURE................................................       8
         3.7      CHANGES...............................................................      10
         3.8      COMMENCEMENT AND COMPLETION OF WORK...................................      11
         3.9      AS-BUILT DRAWINGS.....................................................      11
         3.10     SPECIFICATIONS AND STANDARDS..........................................      12
         3.11     LIEN WAIVERS..........................................................      12
         3.12     TIMING/DELAYS.........................................................      12
         3.13     CORRECTIVE ACTION PLAN................................................      12

ARTICLE 4      PAYMENT AND COSTS........................................................      13

         4.1      PAYMENT...............................................................      13
         4.2      COST CONTROL..........................................................      17
         4.3      MOST FAVORED NATION...................................................      17

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

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         4.4      INDEPENDENT CONTRACTOR................................................      17
         4.5      ACCOUNTING SYSTEM.....................................................      18
         4.6      PROGRESS PAYMENT......................................................      19
         4.7      LATE PAYMENT..........................................................      20
         4.8      ANNUAL AND AGGREGATE PROJECT SUM......................................      20
         4.9      COMMITMENT FULFILLED..................................................      20
         4.10     CONTRACTOR'S FEE TRUEUP...............................................      20

ARTICLE 5      OWNER'S RESPONSIBILITIES.................................................      21

         5.1      AUTHORIZED REPRESENTATIVE.............................................      21
         5.2      PROVISION OF DATA.....................................................      21
         5.3      OWNER'S OWN FORCES....................................................      21
         5.4      PROMPT REPLY..........................................................      22
         5.5      FAILURE TO PROVIDE INFORMATION........................................      22

ARTICLE 6      OWNER'S AND CONTRACTOR'S REPRESENTATIONS.................................      22

         6.1      CONTRACTOR REPRESENTATIONS AND COVENANTS..............................      22
         6.2      OWNER REPRESENTATIONS AND COVENANTS...................................      22

ARTICLE 7      INSURANCE AND BONDS......................................................      23

         7.1      WORKER'S COMPENSATION AND EMPLOYER'S LIABILITY........................      23
         7.2      WATER OPERATIONS......................................................      23
         7.3      COMMERCIAL GENERAL LIABILITY..........................................      23
         7.4      BUSINESS AUTOMOBILE LIABILITY.........................................      23
         7.5      VESSELS OR BARGES.....................................................      24
         7.6      DIVING OPERATIONS.....................................................      24
         7.7      AIRCRAFT LIABILITY....................................................      24
         7.8      BUILDER'S RISK........................................................      24
         7.9      ERRORS AND OMISSIONS..................................................      24
         7.10     RAILROAD PROTECTIVE...................................................      25
         7.11     UMBRELLA EXCESS LIABILITY.............................................      25
         7.12     INSURANCE REQUIRED OF SUBCONTRACTORS..................................      25
         7.13     ADDITIONAL INSURED....................................................      25
         7.14     EVIDENCE OF COVERAGE..................................................      25
         7.15     BONDS.................................................................      26


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

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ARTICLE 8         DEFAULT AND TERMINATION...............................................      26

         8.1      DEFAULT...............................................................      26
         8.2      DISPUTE RESOLUTION / ARBITRATION......................................      29

ARTICLE 9      INDEMNIFICATION AND LIABILITY............................................      30

         9.1      INDEMNIFICATION BY CONTRACTOR.........................................      30
         9.2      INDEMNIFICATION BY OWNER..............................................      31
         9.3      NOTICE OF CLAIMS......................................................      31
         9.4      LIMITATION OF LIABILITY...............................................      31

ARTICLE 10     WARRANTY.................................................................      31

         10.1     WARRANTY..............................................................      31
         10.2     FREE FROM DEFECTS.....................................................      32
         10.3     NO OTHER WARRANTIES...................................................      32

ARTICLE 11     HAZARDOUS MATERIALS AND CONCEALED CONDITIONS.............................      32

         11.1     HAZARDOUS MATERIALS...................................................      32
         11.2     CONCEALED CONDITIONS..................................................      33

ARTICLE 12     MISCELLANEOUS............................................................      33

         12.1     TITLE.................................................................      33
         12.2     ASSIGNMENT............................................................      33
         12.3     SEVERABILITY..........................................................      33
         12.4     WAIVER................................................................      33
         12.5     NOTICES...............................................................      33
         12.6     CONFIDENTIALITY.......................................................      35
         12.7     COUNTERPARTS..........................................................      35
         12.8     NO CONSTRUCTION AGAINST DRAFTER.......................................      35
         12.9     COURSE OF DEALING.....................................................      35
         12.10    SURVIVAL..............................................................      36
         12.11    GOVERNING LAW.........................................................      36
         12.12    ENTIRE AGREEMENT......................................................      36


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                                LIST OF EXHIBITS

EXHIBIT A - LIST OF PROJECTS

EXHIBIT B - SAMPLE WORK ORDER

EXHIBIT C - INTENTIONALLY DELETED

EXHIBIT D - LABOR BURDEN FACTORS

EXHIBIT E - SAMPLE CHANGE ORDER

EXHIBIT F - SAMPLE CERTIFICATE OF COMPLETION

EXHIBIT G - CONTRACTOR'S LABOR POLICY

EXHIBIT H - TERMS AND CONDITIONS FOR SUBCONTRACTORS

EXHIBIT I - TERMS AND CONDITIONS FOR PROFESSIONAL SERVICES

EXHIBIT J - SAMPLE APPLICATION FOR PAYMENT


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                              AMENDED AND RESTATED
                           MASTER SERVICES AGREEMENT
                              CONTRACT NO. C-6734

         THIS Amended and Restated Master Services Agreement ("Agreement") is made as of this 24th day of August, 2000 by and between MCI WORLDCOM NETWORK SERVICES, INC., a Delaware corporation with offices at 6929 N. Lakewood Avenue, Tulsa, Oklahoma, 74117, including its affiliates and subsidiaries as appropriate throughout (collectively referred to herein as "Owner"), Able Telcom Holding Corp., a Florida corporation with offices at 1000 Holcomb Woods Parkway, Suite 440, Roswell, Georgia 30076 hereinafter called the "Contractor." The signatories to this Agreement will be referred to individually as the "Party" and collectively as the "Parties."

                              W I T N E S S E T H:

         WHEREAS, the Owner is engaged in the business of providing telecommunications services and intends to obtain services for the design, engineering, procurement, construction, operation, maintenance, relocation and replacement of various telecommunications network projects within the United States (each, a "Project", together, the "Projects");

         WHEREAS, Contractor is engaged in the business of providing design, engineering, procurement, construction, maintenance, relocation and replacement of telecommunications facilities and desires to design, engineer, procure, construct, maintain, relocate and replace certain of the Owner's Projects;

         WHEREAS, Owner desires Contractor to perform such work as is deemed necessary by Owner to design, engineer, procure, construct, maintain, relocate and/or replace each Project as the same shall be agreed by and between Owner and Contractor;

         WHEREAS, Owner and Contractor desire to establish the general terms and conditions under which each Project will be performed and to establish the responsibilities of each Party hereto for each Project; and

         WHEREAS, Owner desires to engage Contractor for an agreed term and commitment for Projects as set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and other considerations contained herein, the Parties hereto agree as follows:

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                                   ARTICLE 1.

                                     TERM

         1.1 TERM. The term of this Agreement shall be for a period of six years commencing August 24, 2000 and continuing until August 24, 2006 (hereinafter the "Term").

         Provided that Contractor is not in default hereunder, the Contractor and the Owner agree that on or after August 24, 2004 they will enter into good faith negotiations to extend the Term of this Agreement. Contractor recognizes that Owner's dissatisfaction with Contractor's performance would be sufficient reason to terminate such good faith negotiations.

         1.2 TERMINATION. This Agreement may be terminated at any time upon the mutual written agreement of the Parties. This Agreement may also be terminated pursuant to Article 8.

         1.3 CONTRACT YEAR. A "Contract Year" shall be any twelve month period beginning on the date of execution of the Agreement as first written above or any anniversary date thereof.

         1.4 AMENDED AND RESTATED AGREEMENT. This Agreement was originally dated as of July 2, 1998 and the terms of this Agreement as originally in effect on that date, as heretofore amended, shall be binding on the Parties hereto (and their predecessors and assignors) through the date hereof. This Agreement as amended and restated shall be effective commencing on August 24, 2000.

                                   ARTICLE 2.

                              CONTRACTOR SERVICES

         2.1 WORK. The Contractor agrees to provide, as required by Owner, all the labor, equipment, materials and expertise and to do all things necessary for the proper performance and completion of each Project (the "Work"). The Work may, as required by Owner, include but is not limited to, Local Network Projects, Long Haul Projects, Engineering Services and Other Work all as hereinafter defined.

                  2.1.1 LOCAL NETWORK PROJECTS. Local Network Projects may, as required by Owner, include but are not limited to, design, engineering, project management, material procurement, inspection, acceptance testing and construction of local telecommunications network infrastructure which may consist of both inside and outside plant work, and initial building laterals to provide intracity or intraexchange telecommunications services to customers within a local loop (hereinafter referred to as "Local Network Projects"). Local Network Projects do not include construction of isolated laterals or points of presence ("POPs").

                  2.1.2 LONG HAUL PROJECTS. Long Haul Projects may, as required by Owner, include but are not limited to, design, engineering, project management, material procurement, inspection, acceptance testing and construction of long distance telecommunications networks which may consist of both inside and outside plant work, terminal and regen/amplifier facility construction or expansion to provide intercity, interexchange or interLATA telecommunications services (hereinafter referred to as "Long Haul Projects").


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                  2.1.3    ENGINEERING SERVICES. Engineering Services may, as
required by Owner, include but are not limited to, the design, engineering and procurement of transmission facilities, spaces, nodes and central office equipment related to Local Network Projects and other special engineering projects or research. Central office equipment includes, but is not limited to, optical-electric equipment, cross connect systems, voice and data switching systems, DC power systems, cabling, racking and ancillary equipment ("Central Office Equipment"). Due to the unique nature of such Engineering Services, Owner and Contractor agree that such services shall be performed at the actual direct salary, subject to adjustments as set forth in Article 4, plus the labor burden factor set forth in EXHIBIT D attached hereto and incorporated herein which shall include applicable overhead and benefits. The Parties agree that Contractor may, not more often than annually, update the labor burden factor for Engineering Services based upon changes in Contractor's actual costs for providing such services provided that Owner is given written notice and a written justification of any change in such labor burden factor. The charges for Engineering Services set forth herein shall be considered Reimbursable Costs as defined in Article 4 hereof.

                  2.1.4 CURRENT PROJECTS. Owner and Contractor agree that all Work or Projects being performed under a contract executed between Contractor and Owner before August 24, 2000, which work has been or will be performed after August 24, 2000, including but not limited to those Projects set forth in EXHIBIT A, shall be treated in accordance with the terms and conditions of this Agreement. The Parties agree that any commitments concerning volume of work or annual payments in any such contracts shall immediately become void and of no effect due to the Annual Project Sum and Aggregate Project Sum commitments contained in Article 4 hereof.

         2.2 WORK ORDERS. The Work shall be set forth in a detailed Work Order (each, a "Work Order" or, together the "Work Orders"), for each individual Local Network Project, Long Haul Project, or Engineering Services Project executed by Owner (or Owner's affiliate or subsidiary as appropriate) and Contractor. Where appropriate, Owner and Contractor will enter into a Work Order to develop a description of Work to be performed, Project Staffing Plan, Project Budget and Project Schedule for Project development. No Work Order shall be effective nor shall Owner or Contractor incur any liability hereunder unless the Work Order is executed by duly authorized representatives of each Party hereto.

                  2.2.1 Each Work Order shall be substantially in the form of and shall contain the information contained in the Sample Work Order attached hereto as EXHIBIT B. At a minimum, each Work Order shall contain the Project name, description of the Work to be performed, Project Staffing Plan (as hereafter defined), Project budget, Project schedules and a list of work to be subcontracted. Upon execution of a Work Order it shall become a part of and shall be governed by this Agreement. Each Work Order shall be labeled so that, for example, the first executed Work Order may be Work Order No. C-6734.001, the second Work Order shall be Work Order No. C-6734.002 and so on.

         2.3 OTHER WORK. In addition to Local Network Projects, Long Haul Projects and Engineering Services, Owner may enter into agreements with Contractor to provide, among other things, all the labor, equipment, materials and expertise and to do all things necessary for the proper performance and completion of other Projects. Such other Projects may


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include but are not limited to the engineering, procurement or construction of telecommunications networks or facilities or services required for the maintenance, expansion or operation of either Local Network Projects or Long Haul Projects or other Projects not specifically defined in this Agreement, hereinafter collectively referred to as "Other Work." The Contractor may from time to time bring projects to the attention of Owner whereby Contractor acting on behalf of a third party right-of-way or facility owner, is offering for sale or lease telecommunications facilities. Should Owner elect to enter into an agreement with Contractor for such facilities such agreement shall not be subject to this Agreement.

                  2.3.1. The Contractor may from time to time bring Projects to the attention of the Owner where the Contractor is the owner of the right-of-way or of the facilities regarding which there is an offering for sale or lease telecommunications facilities. In the event Owner elects in its sole discretion to enter in to an agreement to purchase or lease such facilities from Contractor, the dollar amount of such purchase or lease shall apply to the minimum Annual Project Sums so long as the Minimum Local Network Percentage is awarded under Article 2.4.2. Such Projects will count toward the Minimum Local Network Percentage.

                  2.3.2. The details for all Other Work shall be set forth in an agreement which shall be executed by Owner (or Owner's affiliate or subsidiary as appropriate) and Contractor. No agreement for Other Work shall be effective nor shall Owner or Contractor incur any liability hereunder unless the agreement is executed by duly authorized representatives of each Party hereto.

                  2.3.3. Each agreement for Other Work shall become a part of and shall be governed by this Agreement unless expressly stated in such agreement for Other Work. In the event of a conflict between this Agreement and an agreement for Other Work, the agreement for Other Work shall prevail. Notwithstanding the foregoing, all payments made or due by Owner to Contractor pursuant to an agreement for Other Work without regard to the terms of such agreement for Other Work, shall become part of the Aggregate Project Sum as defined in Article 4. Each agreement for Other Work shall be labeled in the same manner as Work Orders.

                  2.3.4. Owner agrees that Contractor shall have the opportunity to bid without restrictions, as a preferred vendor of Owner, on all Local, Long Haul or Engineering Services Projects not assigned to Contractor via a Work Order and offered by Owner for bidding, during the Term (such other projects referred to hereinafter as "Other Work"). Other Work awarded to Contractor shall apply to the Annual Project Sum and the Aggregate Project Sum. Owner shall have sole discretion whether to award Other Work to Contractor or a third party.


         2.4      REFUSAL OF WORK.

                  2.4.1 During each Contract Year, Contractor shall accept and execute all Work Orders offered to Contractor by Owner hereunder without regard to quantity, schedule or cost throughout the Term until such time as the Annual Project Sum (as defined in Article 4.8 hereof) reaches One Hundred Sixty Million Dollars ($160,000,000.00) per Contract Year. If Contractor refuses or fails to accept any Work Order for Work or Other Work as defined in this
Article 2, prior to such time, the value of the Work Order (including the applicable Contractor's Fee) shall be added as a credit to the Aggregate Project Sum (as defined in Article 4.8 hereof) as


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if such Work Order had been accepted and performed by Contractor pursuant to the terms of this Agreement. For the purpose of determining whether such a credit is due, the Annual Project Sum shall be as calculated at the time Contractor declines such Work Order.

                  2.4.2. The Owner agrees to award Contractor a minimum volume of seventy five percent (75%) of all outside plant work related to Owner's
Local Network Projects. Such percentage hereinafter shall be referred to as the "Minimum Local Network Percentage." For the purpose of determining this percentage, the percentage shall include all Local Network Projects that Contractor declines to perform.

                  2.4.3. In the event the Annual Project Sum for all Work Orders and agreements for Other Work reaches One Hundred Sixty Million Dollars ($160,000,000.00) in any year of the Term and Owner offers a Long Haul Project, Engineering Services or Other Work to Contractor, Contractor may decline to accept such additional Work, without penalty. This Article 2.4.3. does not apply to Work Orders and agreements for Other Work related to Owner's Local Network Projects.

                                   ARTICLE 3.

                              PERFORMANCE OF WORK

         3.1 CONTRACTOR'S FORCES. The Contractor shall perform project management, supervisory functions, contract and document preparation, drafting, material procurement, and all portions of the Work which are similar to those stated herein with its own employees except as mutually agreed by Owner and Contractor.

                  3.1.1. Owner and Contractor acknowledge that as part of the consideration given by Owner to Contractor hereunder, Owner is relying on and expects to continue to rely upon a high level of experience, skill and expertise existing in the personnel currently in Contractor's employ. Contractor shall staff Key Positions only with qualified persons with prior experience in the position to be filled. For purposes of this Agreement, "Key Positions" are defined as Project Manager, Construction Manager, Business Manager and Contract Manager. However, Contractor may propose and Owner may reasonably approve the use of individuals having no prior experience in a Key Position.

                  3.1.2. Contractor agrees to provide Owner with a detailed plan for the staffing of each Project (hereinafter the "Project Staffing Plan") Work Order. Each Project Staffing Plan shall identify the individuals who will fill Key Positions and other positions which will be required for the Project. Contractor shall provide Owner with relevant employee information upon request. Contractor shall follow Owner's reasonable recommendations concerning the Project Staffing Plan for each Work Order. All unscheduled or voluntary changes by Contractor in the staffing of Key Positions or other Contractor employees on a Project shall be subject to the prior written approval of Owner, which shall not be unreasonably withheld.

                  3.1.3. Owner shall have the right to request in writing that Contractor remove any of its employees from any Project at any time provided such request is reasonable,


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lawful and nondiscriminatory. Contractor shall comply with such request immediately upon receipt of the written request from Owner.

         3.2 SUBCONTRACTORS. Unless specifically permitted in a Work Order or agreement for Other Work and except as set forth in Article 3.2.4, Owner and Contractor agree that Contractor shall perform all actual construction for all Projects and Work performed hereunder with unaffiliated third party contractors hereinafter referred to as "Subcontractors."

                  3.2.1. As part of the Work performed under a Work Order or agreement for Other Work, the Contractor shall develop a list of qualified bidders for each Project and establish bidding schedules. The Owner shall, upon written notice to Contractor, have the right, in its sole discretion, to review, approve, disapprove, add to or delete from the list of bidders. Unless otherwise stated in a Work Order or agreement for Other Work, the Contractor shall obtain competitive bids from a minimum of three (3) bidders for each phase or portion of work for a Project or obtain a written waiver of this requirement before proceeding with less than three (3) bids.

                  3.2.2. Upon the prior written request of Owner, Owner shall have the option to pre-approve all bidding documents, addenda and other documents related to the bidding process at any time prior to Contractor's award of a subcontract.

                  3.2.3. The Contractor shall prepare a bid evaluation analyzing all bids received for a Project and shall notify Owner regarding selection of the successful bidder. The Contractor shall award the work to be subcontracted to the lowest priced, qualified, responsive bidder unless written approval is obtained from Owner approving an award on some other basis. The Owner shall have the right, upon prior written notice to Contractor, to determine the successful bidder for any Work subcontracted hereunder. In no event shall Contractor award a contract to a bidder which exceed the limits set forth in Article 3.7.1 unless approved in writing by Owner.

                  3.2.4.   Notwithstanding the foregoing provisions of this
Article 3.2, Owner agrees that Contractor (by itself or through an affiliate of Contractor) shall at the sole discretion of the Owner have the right to perform the actual construction for all Projects and Work performed hereunder upon notice to, and acceptance by, Owner ("Self-Performed Work").

         3.3 CONTRACT DOCUMENTS. The Contractor shall prepare all Subcontractor related contracts for the Work (the "Contract Documents"). All Contract Documents shall conform to all laws and requirements of any right-of-way providers, permitting authorities and other requirements of the Work Order or agreement for Other Work.

         3.3.1. All Contract Documents shall include the terms and conditions attached hereto as EXHIBIT H (for Subcontractors) and EXHIBIT I (for professional services). The content of such Contract Documents shall comply with generally accepted industry standards. In no event shall any Contract Document including but not limited to agreements with Subcontractors, expose Owner to any premium payment for early completion of a Project by Subcontractor, costs for Subcontractor errors, liquidated damages or other penalty payments of


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any kinds without the prior written consent of Owner which may be withheld by
Owner in its sole discretion.

                  3.3.2. The Contractor shall report to Owner any error, inconsistency or omission in the Contract Documents which may have a material impact on any Project immediately upon discovery thereof.

                  3.3.3. Upon written notice to Contractor by Owner prior to execution of the Contract Documents, Owner shall have the right to approve any and all Contract Documents. Contractor shall provide Owner with copies of the documents upon such request and, Owner shall have five (5) business days from receipt thereof to approve or disapprove said documents. Unless Owner gives Contractor written notice to the contrary, failure of Owner to approve or disapprove the Contract Documents within such five (5) day period shall be deemed approval. Owner shall not be responsible for the completeness, accuracy or context of the Contract Documents except where such completeness, accuracy or context is affected by changes to Contract Documents directed, dictated or otherwise made by Owner. Contractor shall use commercially reasonable efforts to ensure that all disputes concerning errors, inconsistencies or omissions in the Contract Documents shall be resolved in favor of Owner.

                  3.3.4. The Contractor shall maintain copies of all Contract Documents at the site of each Project in good order and marked reasonably current to record all changes made during the Work.

         3.4 MATERIALS. The Contractor will buy, as the procurement agent on behalf of Owner, on a competitive-bid basis from the lowest priced, qualified, responsible provider, in accordance with the same bidding procedure outlined in Article 3.2 hereof, all major items of construction materials necessary for the Work. All anticipated purchases, rentals or other contracts for material shall be described in the applicable Work Order or agreement for Other Work and included in the appropriate budget for each. Contractor and its Subcontractors will only purchase and install materials which conform to Owner's specifications which will be included in the Work Order. For purposes of economy, Contractor may enter into volume purchase agreements to purchase major material items, such as fiber optic cable, conduit, manholes, handholes, duct and innerduct, to be used in multiple projects provided that such volume purchase agreements are competitively bid at reasonable intervals during the Term but in no event less frequently than every 18 months. Any material deviation from Owner's specifications included in the Work Order must be approved in writing by Owner.

                  3.4.1. Notwithstanding anything herein to the contrary, including but not limited to Article 4 hereof, Contractor shall order, as the procurement agent on behalf of Owner, major material items limited to fiber optic cable, manholes, duct, innerduct, handholes, and conduit only as described in and budgeted for in an applicable Work Order or agreement for Other Work. Contractor shall count all quantities toward its own volume purchasing agreements with suppliers as appropriate. Contractor shall reimburse to Owner as a credit, any such volume discounts for such materials received by Contractor after billing. Owner shall receive all supplier warranties and guarantees.


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                  3.4.2.   Owner hereby reserves the right, at its sole
discretion, to purchase or provide directly any and all materials necessary for the Work if deemed necessary by Owner due to its tax status, availability of surplus material already owned, ordered, or purchased directly by Owner or the Contractor's inability to secure the materials by the stated due date.

                  3.4.3. All materials purchases made hereunder, including payments of Contractor's Fees shall be credited to the Aggregate Project Sum as defined in Article 4. Notwithstanding the foregoing, the Contractor's fee shall be reduced from twelve percent (12%) to six percent (6%) only for circumstances where the Owner reserves the right to purchase material directly pursuant
Article 3.4.2 above. This reduction in Contractor's fee shall not apply anywhere else in this Agreement. Further, materials moved from one Project to another Project will not be subject to a second Contractor's Fee.

                  3.4.4. Contractor shall properly inspect, receive and handle any materials ordered pursuant to this Article. For Engineering Services
Central Office Equipment projects, Contractor will be responsible for all material handling and inventory control, will use off-site facilities for warehousing services prior to the installation start date as designated by Owner; and will minimize the amount of materials stored on site during the implementation of the Project.

         3.5 PERMITS AND FEES. As required by Owner and specified in the Work Order, the Contractor shall secure on Owner's behalf and the Owner shall pay for, as Reimbursable Costs, all permits and governmental fees, licenses and inspections necessary for the proper execution and completion of the Work which are customarily secured after execution of the Work Order and which are legally required.

                  3.5.1. Where the local law at the site of the building requires a Certificate or Statement of Occupancy, the Contractor shall obtain and pay for such Certificate and deliver it to the Owner. Any costs for such Certificate shall be treated as a Reimbursable Cost pursuant to Article 4 hereof.

                  3.5.2. Contractor shall not enter into or accept any license agreement, joint-use agreement, ordinance, resolution, franchise, or other agreement for the use of public or private right-of-way with any federal, state, local, public or private entity for any Project without the written approval of Owner it being agreed that Owner or its duly authorized representation shall execute any such agreements. Contractor shall immediately notify Owner if, or when, it discovers any such agreement is required.

         3.6 PROGRESS AND PROCEDURE. The Contractor shall, unless otherwise stated in a Work Order or agreement for Other Work, follow these procedures:

                  3.6.1. The Contractor will maintain current estimates of costs and progress schedules. The Contractor shall furnish information regarding availability of materials, when requested by the Owner, and furnish any information to the Owner to assist in arriving at the most economical construction.

                  3.6.2. The Contractor shall provide administrative, management, and related services to coordinate scheduled activities and responsibilities of the Subcontractors with each other and with those of the Contractor, Owner, or others involved in the Project to use


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commercially reasonable efforts to manage each Project in accordance with the approved estimate for costs, the Project schedule and the Contract Documents.

                  3.6.3. Utilizing the Project Schedule, the Contractor shall update all schedules incorporating the activities of the Subcontractors and others on the Project including activity sequences and durations, allocation of labor and materials, processing of shop drawings, product data and samples, and delivery of materials or equipment requiring long lead time and procurement. The Project Schedule shall include the Owner's requirements and responsibilities showing portions of the Project having priority. The Contractor shall update and reissue each Project Schedule as required by Owner to show current conditions and percentages of completion. The Contractor shall keep a daily log containing a record of weather, each Subcontractor on the site, number of workers, identification of equipment, Work accomplished, problems encountered, and other similar relevant data as the Owner may require. If an update indicates that the previously approved Project Schedule may not be met, the Contractor shall immediately notify Owner and recommend corrective action. The Contractor shall schedule and conduct meetings to discuss such matters as progress and scheduling with Owner as set forth in the Work Order or as requested by Owner.

                  3.6.4. Consistent with the various bidding documents, Contract Documents and utilizing information from the Subcontractors, the Contractor shall coordinate the sequence of construction and assignment of space in areas where the Subcontractors are performing work.

                           3.6.4.1  The Contractor shall at all times enforce
strict discipline and good order among its employees and shall not employ on any Project any person not skilled in the task assigned to him or her. The Contractor shall be responsible to maintain and observe and to require its Subcontractors to maintain and observe, sound labor and safety practices and shall require each Subcontractor to take all steps reasonably necessary to avoid labor disputes or work stoppages. For Engineering Services Central Office Equipment projects, Contractor agrees to use personnel and Subcontractors who have been certified in certain high skill procedures under Owner's mandatory training program. The expense of obtaining such certification is to be paid by the Subcontractor for Subcontractor's forces and as a Reimbursable Cost for Contractor's personnel. Owner shall make such training available at a nominal cost.

                           3.6.4.2  The Contractor shall coordinate and
supervise the Work performed by Subcontractors to the end that the Work is carried out without conflict between trades or jurisdictional disputes and so that no Subcontractor, at any time, causes delay to the general progress of a Project. The Contractor and all Subcontractors shall at all times afford each other Subcontractor, any separate (Sub)contractor, and the Owner, every reasonable opportunity for the installation of work and the storage of materials, and shall provide access to and the use of necessary loading dock and hoist facilities, adequate storage room and necessary utilities and other services. Wherever the work of a Subcontractor is dependent upon the work of other Subcontractors, the Contractor shall require the Subcontractor to:

                                    (a)      coordinate his work with the
                           dependent work;

                                    (b)      provide necessary dependent data
                           and requirements;


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                                                                   CONFIDENTIAL


                                    (c)      supply and/or install items to be
                           built into dependent work of others;

                                    (d)      make provisions for dependent work
                           of others;

                                    (e)      examine dependent drawings and
                           specifications;

                                    (f)      examine previously placed dependent
                           work;

                                    (g)      check and verify dependent
                           dimensions of previously placed work;

                                    (h)      notify Contractor of previously
                           placed dependent work or dependent dimensions which are unsatisfactory or will prevent a satisfactory installation of this Work; and

                                    (i)      not proceed with this Work until
                           the unsatisfactory dependent condition has been corrected.

                           3.6.4.3  The Contractor shall develop and implement
procedures for the review and processing of applications by Subcontractor for progress and final payments.

                           3.6.4.4  Based on the Contractor's observations and
evaluations of each Subcontractor's application for payment, the Contractor shall review, certify and pay the amounts due the respective Subcontractor.

                  3.6.5. The Contractor shall manage the performance of each of the Subcontractors with all due diligence to ensure that the requirements of the Contract Documents are met. The Contractor shall take appropriate action against Subcontractor(s) when requirements of a Contract Document are not being fulfilled and shall take commercially reasonable steps to assure compliance with the Contract Documents.

         3.7 CHANGES. The Owner may, at any time, by written change order ("Change Order"), make changes in the drawings, specifications, schedule or other aspects of a Project. The Contractor may also, through the course of performance of Work, recommend changes to the design, schedule or budget for any Project for approval by Owner. Contractor will utilize commercially reasonable efforts to minimize the effect on costs and schedules in accommodating such change. The purpose of a Change Order is to provide control in changes in Work, Project configuration, budget and/or schedules on a formal basis. No changes shall be made to any Project without an appropriate Change Order. All Change Orders shall be in the form attached hereto as EXHIBIT E and executed by both Parties. The time and schedule for completion of the Project affected shall be extended as reasonably required to complete the Work so changed. If the changes desired change the Work contemplated including, but not limited to: (a) changes in, substitutions for, additions to or deletions of any Work; (b) changes in the specifications or drawings, (c) changes in the schedule or acceleration, deceleration or suspension of performance of any Work; and (d) substantial changes in the location, alignment, dimensions or design of items in the Work and/or if the Owner requests the Contractor to perform added Work outside the scope of such Project, then, prior to the performance of such


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additional Work an equitable adjustment in the Project Schedule, Project Budget and Project Staffing Plan will be negotiated by the Parties for such Work and included in the applicable Change Order.

                  3.7.1. In the event the estimated costs of a Work Order or agreement for Other Work exceed or are likely to exceed the total budget for the Project or one hundred ten percent (110%) of the budget for any individual budget line item, the Contractor will promptly notify Owner of such condition so the appropriate action can be taken by Owner in response to the variance.

         3.8 COMMENCEMENT AND COMPLETION OF WORK. The Contractor shall commence Work on the commencement date reasonably set by Owner in the Work Order and shall complete the Work and turn the Project over to the Owner (after final inspection and testing) ready for acceptance by Owner no later than the date specified for completion in the applicable Work Order, except as this date may be changed pursuant to a Change Order or to delays beyond the reasonable control of Contractor.

                  3.8.1.   FINAL INSPECTION, TESTING AND ACCEPTANCE:

                           3.8.1.1  Upon completion of construction of any
Project hereunder, Contractor shall conduct acceptance testing, in accordance with the requirements of the Work Order, to demonstrate that the Work has been performed in accordance with the specification of the Work Order, including a review of all Contract Documents, drawings, specifications and other related documents. Owner reserves the right to attend and observe all final inspections and testing. After completion of acceptance testing, Contractor shall forward to Owner one copy of all test results for approval.

                           3.8.1.2  Upon completion of all Project requirements,
Contractor shall provide Owner with a Certificate of Completion that signifies the Project is completed and shall assist the Owner with the final inspection of the Project. Once the Owner has completed the final inspection and accepted the test results and as-builts, Owner shall signify its final acceptance of the Project by approving a Certificate of Completion in the form attached hereto as EXHIBIT F.

                           3.8.1.3  The Certificate of Completion shall identify
all currently known and outstanding liabilities, charges, claims made by Subcontractors and potential financial obligations that have not been resolved at the time of final completion.

                           3.8.1.4  Notwithstanding anything to the contrary in
this Agreement, acceptance of any Work performed by Contractor for Owner hereunder shall not affect the warranties set forth in Article 10 hereof.

         3.9 AS-BUILT DRAWINGS. Drawings showing all facilities and elements as built by Contractor for Owner for a Project ("As-Builts") shall meet Owner specifications as set forth in the Work Order and shall be prepared in a computerized format acceptable to Owner. Contractor shall turn over within thirty (30) calendar days after completion of testing, two (2) hard copies and one (1) soft electronic copy of the entire set of As-Builts for each Project. For a period of three (3) years after Notice of Acceptance, Contractor will also maintain a full set of


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As-Builts in both hard copy and soft electronic copy in its files for each
Project. Final acceptance of any Project shall be subject to Owner's acceptance of As-Builts from Contractor.

         3.10 SPECIFICATIONS AND STANDARDS. All Work for any Work Order or agreement for Other Work performed hereunder shall be performed in addition to all requirements and specifications set forth in the Work Order or agreement for Other Work, in accordance with the requirements and specifications of the National Electric Code, the National Electric Safety Code (both as they currently exist or are amended) and any other requirements imposed by any governmental authority or agency having jurisdiction.

         3.11 LIEN WAIVERS. Unless otherwise prohibited by law, Contractor will waive all rights to place any lien and will require all Subcontractors to waive all rights to place any lien against the equipment, materials, or other property used in a Project and shall provide a written statement in the Contract Documents evidencing such waivers to Owner prior to the commencement of any Work hereunder. Any failure by Contractor to secure such waivers which are not otherwise prohibited by law, without the written consent of Owner shall be promptly corrected at Contractor's expense. Contractor may, at its option, correct by bonding over its failure to receive such waivers.

         3.12     TIMING/DELAYS.

                  3.12.1. Time shall be of the essence for Owner and Contractor in the performance of this Agreement.

                  3.12.2. It is specifically agreed that neither Contractor nor Owner shall be held responsible or liable for any loss, damage, detention or delay ("Loss"), arising from causes beyond the control and without the fault or negligence of the Contractor or Owner, including but not limited to acts of God, acts of the public enemy, acts of another contractor in the performance of a contract with the Owner which is not performed pursuant to a Work Order hereunder, fires, floods, epidemics, quarantine restrictions, strikes, freight embargoes, or unusually severe weather or delays of Subcontractors or suppliers. Contractor shall not be held responsible or liable for any Loss resulting from suspension of Work by or acts or neglect of Owner. In the event of such Loss, Contractor or Owner shall promptly give written notice to the other Party and the time and/or cost for performance of each affected Project, shall be adjusted by Change Order pursuant to Article 3.7 hereof.

         3.13 CORRECTIVE ACTION PLAN. If Contractor consistently fails to comply with any non-material provision of the Agreement, any Work Order or any agreement for Other Work, Owner may, at its sole discretion and with sufficient written description of the failure, direct that Contractor produce a corrective action plan to remedy such failure within fifteen (15) days of receipt of such request. In the event that such corrective action plan performed by Contractor does not remedy such failure, Owner may escalate the issue in accordance with the provisions of Article 8.2 of this Agreement.


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                                   ARTICLE 4.

                               PAYMENT AND COSTS

         4.1 PAYMENT. The Parties intend for this Agreement to be a "Cost Plus" Agreement and that, except as otherwise provided herein, Contractor shall not be obligated to incur any costs which will not be reimbursed by Owner as set forth herein nor shall Contractor charge Owner any costs not directly related to a Work Order. For each Work Order, the Owner shall pay the Contractor the Project Sum, which shall be comprised of the reimbursable costs ("Reimbursable Costs") as defined below, and a fee ("Contractor's Fee"), which shall be twelve percent (12%) of the total of the Reimbursable Costs for such Project.

                  4.1.1. REIMBURSABLE COSTS. The Reimbursable Costs shall be all actual direct costs necessarily incurred and paid by the Contractor for Owner in the proper performance of the Work for a Work Order. Such Reimbursable Costs allowable under this Agreement shall be the costs and expenses which are actually incurred by the Contractor in the performance of a Project pursuant to a Work Order hereunder. Reimbursable Costs shall include but shall not be limited to all actual direct costs incurred by the Project office, Project staff, and other items directly related to a specific Project performed hereunder, including prorated costs for general liability, worker's compensation and other insurance coverage required for Owner's Work which insurance is carried at a corporate level by Contractor. Failure to mention any item of Reimbursable Costs herein shall not bear upon a determination of its allowability. All Reimbursable Costs must be documented and copies of invoices including a detailed summary of charges shall be sent to Owner prior to the making of any payment by Owner therefor.

                           4.1.1.1  LABOR AND LABOR-RELATED ITEMS.

                                    (a)      Labor cost shall be the actual
                           direct cost of Project staff, including salary or wages, benefits, payroll insurance and payroll taxes. The positions included as Reimbursable Cost are limited to those positions listed in the Project Staffing Plan. Other positions such as any corporate office support staff and other corporate level supervisory personnel are considered to be overhead to the Project and are, therefore, explicitly not Reimbursable Cost. Vacation, personal day pay, holiday pay, sick leave pay, bonus and rest and relaxation ("R&R") pay shall be charged as incurred. Owner shall have the right on an annual basis and at Owner's expense to conduct an independent audit of Project timesheets and payroll records to determine whether a materially disproportionate amount of vacation pay, personal day pay, holiday pay, sick leave pay, bonus and R&R pay is being charged to Owner's Projects. In the event such an audit discloses such a disproportionate charge, Owner shall be entitled to an equitable adjustment to charges for labor costs and associated Contractor's Fees. If the disproportionate charge is three percent (3%) or more than what should be charged to Owner's projects hereunder then Contractor shall reimburse Owner for the actual direct cost of such


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                                                                   CONFIDENTIAL


                           audit. Contractor agrees that during its normally scheduled annual review process it shall determine the average annual salary paid in the previous year for its field employees. Contractor further agrees that the change in salary or wages over a Contract year shall not increase on a percentage basis more than the percentage increase in the Consumer's Price Index for all urban consumers (CPIU), unless such a change in salary or wages is made in response to remain competitive with any increase in salary and wages or other remuneration for comparable personnel in the marketplace. Owner will be provided with written documentation prior to such increase becoming effective. In the event the Contractor desires to change salary or wages of its Project Staff in excess of the CPIU percentage increase for any Contract Year, then Contractor shall provide notice and justification for such increase to Owner. Owner shall promptly review such information and shall not unreasonably withhold its consent to such request. Bonus amounts paid to Contractor employees assigned to Owner's Projects will be consistent with Bonus amounts paid to all of Contractor's employees in comparable positions.

                                    (b)      Cost of Living Adjustment ("COLA")
                           applied to labor costs where applicable will be consistent with Contractor's policy set forth in EXHIBIT G.

                                    (c)      The cost of moving supervisory and
                           administrative employees who are assigned to the Work for a specific Project from their last place of employment in accordance with the Contractor's current moving policy which is attached hereto and incorporated herein as part of EXHIBIT G shall be a Reimbursable Cost. Owner shall not pay relocation costs for the movement of any Contractor employee from Owner's Project Site. However, Owner shall pay the costs of demobilization for a Project if the project is canceled or substantially reduced in scope prior to completion.

                                    (d)      Travel Expenses in connection with
                           the following shall be reimbursable costs:

                                             (i)      Trips included in
                                    Contractor's current R&R policy attached hereto and incorporated herein as part of EXHIBIT G;

                                             (ii)     Trips to various
                                    fabricating plants, Subcontractor or
                                    material supplier locations to inspect
                                    their facilities and/or financial condition in regard to the Work on a Project which Work is approved by Owner via a Work Order and trips to various fabricating plants, Subcontractor


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
                                                                   CONFIDENTIAL


                                    or material supplier locations to inspect the progress of the Work being prepared for a Project and to consult on methods of fabrication, shipment, etc.;

                                             (iii)    Trips for Project
                                    Management Staff for training purposes
                                    including training courses, Project
                                    Management Meetings to be held not more
                                    often than once per calendar quarter not to exceed One Hundred Fifty Thousand Dollars ($150,000.00) per Contract Year provided such training is directly related to the improvement of the Project Management Staff's skills in the performance of Work for Owner's Projects; and/or

                                             (iv)     Trips conducted as part of
                                    the relocation provisions of Article
                                    4.1.1.1(b) above.

                                    (e)      In order to reduce the number of
                           personnel assigned to the job site or to expedite the performance of the Work hereunder, Contractor may, as agreed to and stated in the applicable Work Order, perform off-job site engineering, drafting clerical and/or accounting work, in which case the costs of such Work shall be charged to the Project based on actual labor costs marked up by the percentages in EXHIBIT D, supported by time cards, expense reports, and expense vouchers. These charges shall be considered Reimbursable Costs as defined in
                           Article 4.

                           4.1.1.2  MATERIALS AND MATERIAL-RELATED ITEMS.
Reimbursable materials and material-related items shall include:

                                    (a)      The cost of all permanent
                           materials, equipment and supplies directly related to a Work Order. Credit shall be given the Owner for all trade or quantity discounts obtained from vendors by Contractor for the purchase of materials, equipment or supplies for a Project.

                                    (b)      The actual cost of all temporary
                           and other expendable services, materials and supplies, including, fuel, oil and grease, which are normally consumed in performance of the Work. Any such expendable materials and supplies for which the Contractor has been reimbursed by the Owner and which remain after completion of the Work will be disposed of as directed by the Owner.

                                    (c)      The cost of all necessary
                           inspections, tests, loading, handling, permits, transportation and insurance of whatever character or description paid by the Contractor for materials and supplies used in the construction of a Project.


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

                                                                    CONFIDENTIAL


                                            (d)       All materials, equipment
                                    and supplies shall be delivered, handled, stored, installed protected and disposed of in such a manner to prevent damage in accordance with current practice in the industry, in accordance with manufacturer's specifications and recommendations, in accordance with the Work Order requirements and in accordance with all laws. The Contractor will haul and store packaged materials and equipment in their original and sealed containers, marked with the brand and manufacturer's name, until ready for use, and haul and deliver such materials and equipment in ample time to facilitate inspections and tests prior to installation. The "delivery" in reference to any item specified or indicated means the unloading and storing with proper protection at the Project site. Damaged materials or equipment will be rejected and removed from the site by the Contractor.

                                    4.1.1.3 EQUIPMENT AND EQUIPMENT RELATED
ITEMS. Reimbursable equipment and equipment-related items shall include:

                                    The cost of rental of all equipment
including but not limited to vehicles required for the Work. The cost of rental of equipment charged to Owner for equipment owned by the Contractor for a Project shall be consistent with the current market rate for renting or leasing similar items from nationally recognized third party rental companies. The cost of rental of equipment charged to Owner for use by Contractor from third parties shall be the actual rental rate charged. The actual rental rate for the equipment shall be consistent with the current market rates for renting or leasing similar items from a nationally recognized third party rental company. As part of any Work Order or agreement for Other Work, the Contractor shall prepare a utilization chart listing all equipment to be used on the Project, together with the corresponding fully maintained (excluding consumable items such as oil, grease and fuel) rental rates for such equipment, and submit same to the Owner for its approval.

                                    4.1.1.4 MISCELLANEOUS. Reimbursable
miscellaneous items shall include:

                                            (a)       For any Contractor Project
                                    office supporting more than one Project or in conjunction with a third party's project, direct actual costs for such Project office shall be prorated to each Project or project based on a methodology specified in the Work Order.

                                            (b)       The budgeted fees of any
                                    consultants engaged in a professional
                                    capacity pursuant to a Work Order.

                                            (c)       Losses and expenses, not
                                    compensated by insurance or otherwise and actual, direct costs associated with the recovery or collection of such Losses and expenses, including but not limited to the deductible amount of any insurance required by Article 7 sustained by the Contractor in connection with the Work

                                                                    CONFIDENTIAL


                                    provided they have resulted from causes
                                    other than the fault or negligence of the Contractor, its Subcontractors, agents or employees.

                                            (d)       All federal, state and
                                    local sales taxes, use taxes, excise taxes, personal property taxes or special assessments, except taxes on Contractor's income, in connection with the Work or materials to be performed pursuant to a Work Order or agreement for Other Work.

                                            (e)       Such other items properly
                                    chargeable to the cost of the Project to which Owner and Contractor have previously agreed to as part of an executed Work Order.

                  4.2 COST CONTROL. The Contractor recognizes the relationship of trust and confidence established between it and the Owner by this Agreement and agrees to furnish its best skill and judgment and to cooperate with the Owner. Contractor agrees to furnish efficient business administration and superintendence, and to use commercially reasonable efforts to minimize expense to the Owner, to keep upon the location for each Project at all times an adequate supply of qualified workers as specified in the Project Staffing Plan, tools, equipment and materials and to promote the progress of the work in the most expeditious and economical manner consistent with the interests of the Owner.

                  4.3 MOST FAVORED NATION. The cost basis for labor and associated cost items and equipment rental rates charged to Owner under this Agreement or any Work Order or agreement for Other Work (except for charges by Subcontractors or other third parties not employees of Contractor, or any Self-Performed Work) shall be no greater than the lowest cost basis charged for similar work or services to other customers (including Contractor's subsidiaries and affiliates) of Contractor. Owner shall have the right to audit Contractor's records periodically to ensure compliance with this Article 4.3.

                  4.4 INDEPENDENT CONTRACTOR. It is the intention of this Agreement that the Contractor shall be and remain an independent contractor and nothing herein is intended to be construed as inconsistent with that status. Contractor and Owner, expressly intending that no employment, partnership, or joint venture relationship is created by this Agreement, hereby agree as follows:

                           (a) Contractor shall act at all times as an independent contractor hereunder;

                           (b) Neither Contractor nor anyone employed by or acting for or on behalf of Contractor shall ever be construed as an employee of Owner and Owner shall not be liable for employment or withholding taxes respecting Contractor or any employee of Contractor;

                           (c) Except as otherwise provided herein, Contractor shall determine when, where and how Contractor shall perform the Work;


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


                                                                    CONFIDENTIAL


                           (d) Contractor shall take all steps to ensure that Contractor and Contractor's employees are treated as independent contractors of Owner;

                           (e) Owner shall have the right to conduct inspections and reviews of, and determine satisfactory performance of, the Contractor's services;

                           (f) Contractor shall provide Contractor's own materials, tools and equipment in performing the services;

                           (g) Contractor shall, as an allocated cost, maintain workers compensation insurance for Contractor and for all others employed by or acting for or on behalf of Contractor only to the extent and in the amounts required by law;

                           (h) Contractor shall be free to contract with, and provide Contractor's services to, Parties other than Owner during the term of this Agreement, subject to the confidentiality restrictions delineated herein;

                           (i) Contractor shall not make any commitment or incur any charge or expense in the name of Owner without the prior written approval of Owner; and

                           (j) Contractor, for Contractor and for anyone claiming through Contractor, waives any and all rights to any consideration, compensation or benefits, except as provided for herein.

                  4.5 ACCOUNTING SYSTEM. The Contractor shall keep accurate and detailed books of account for all Work performed for each Project for the duration of this Agreement, and for a period of five (5) years after completion of each project, at its offices in Omaha, Nebraska or Atlanta, Georgia, open to the inspection of the Owner at reasonable times and frequency during Contractors regular business hours to verify all Reimbursable Costs, and Contractor's Fees due to Contractor hereunder. Contractor shall make its books and records available at Owner's election, to an independent certified public accountant reasonably acceptable to Contractor for the purpose of auditing the Reimbursable Cost including the labor burden factors as shown on EXHIBIT D, and Contractor's Fees. Contractor shall keep such full and detailed accounts and Project costs as may be necessary for proper financial management by the Contractor under this Agreement in a manner and pursuant to methods which are reasonably satisfactory to the Owner. Owner shall have the right to request other reports as are deemed necessary by Owner and Contractor shall comply with such request. Owner shall be responsible for and shall reimburse Contractor for any direct costs associated with such requested reports. The Contractor shall also monitor the approved cost estimate for each Project and shall show actual costs for activities in progress and estimates for uncompleted tasks by way of comparison with such approved estimate. In the event the results of any audit show Contractor's costs to be in error to the material detriment of Owner, Contractor shall credit to Owner any such differentials and Contractor shall also reimburse Owner for the costs of the audit.

                  Contractor shall at all times act in good faith and to the best advantage of the Owner in the purchase of materials, in the employment of labor, and in all its conduct and activities relative to any work on Projects performed pursuant to this Agreement.


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


                                                                    CONFIDENTIAL


                  4.6 PROGRESS PAYMENT. As soon as is possible after the first of each month, the Contractor shall submit to the designated office of the Owner an application for payment for the Work performed for each Project in the preceding month less any retainage held for Contractor's Subcontractors. Contractor may, subject to approval of Owner, submit an aggregate progress payment application for Projects or a separate application for each Project, but in any event, costs for each Project shall be separately stated.

                           4.6.1.   Monthly payments to the Contractor for the
Work performed to such date will be made within thirty (30) days after receipt of each invoice by the Owner. Such applications for payment shall be submitted, in a form satisfactory to the Owner which form is attached hereto as EXHIBIT J and shall be accompanied by documentation of all Reimbursable Costs including but not limited to weekly payrolls and time sheets, showing the amounts paid to each worker or employee, and allocation of each employee's time to the Project and bills for materials delivered to each Project site and payments made or due to Subcontractors. Contractor and Owner shall use commercially reasonable efforts to resolve any disputed items within five (5) business days after the payment due date. Any disputes not resolved within this time frame shall be handled in accordance with Article 8.2 hereof. Owner may withhold payment for any disputed items until all such issues relating thereto are resolved, but shall pay all undisputed amounts promptly in accordance with the provisions of this Agreement. Owner shall act in good faith and not in an arbitrary or capricious manner in disputing any amount. The basis for disputed amounts shall be documented to Contractor. As used in this Article 4.6.1, "amount" shall be defined as a specific line item or items in a relevant invoice, not the total amount of the invoice, unless all line items in the invoice are reasonably disputed. Monthly payments to the Contractor shall, in addition to payment for Reimbursable Costs for Work Performed, include the Contractor's Fee to be paid to the Contractor for such Work performed in the applicable month. Notwithstanding the foregoing, until such time as Contractor's Current Ratio of current assets to current liabilities is 1.7:1 or its Quick Ratio (defined as cash, cash equivalents and receivables divided by current liabilities) is 1:1, Owner agrees to make Progress Payments, that would otherwise be due monthly under this Article 4.6.1, such that eighty percent (80%) of Contractor's approved application for payment shall be paid upon presentation of the documentation required hereunder and the balance as set forth above.

                           4.6.2.   The Contractor's application for payment
shall constitute a representation to the Owner, based on its determinations at the Project site, that to the best of the Contractor's knowledge, information and belief, the Work has progressed to the point indicated and the quality of the Work is in accordance with the Work Order. The foregoing representations are subject to an evaluation of the Work for conformance with the Work Order upon substantial completion, the results of subsequent tests and inspections, to minor deviations from the Work Order correctable prior to acceptance.

                           4.6.3.   ADVANCES.  At Owner's sole discretion, in
order to facilitate Contractor's performance of the Work on Owner's Projects, Owner may make non-interest bearing advances ("MSA Advances") to be applied to payment for Work to be performed hereunder. Subject to consents required from Sureties, if any, Owner shall have the right to deduct MSA Advances from any Progress Payments upon ninety (90) days notice to Contractor.


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                  4.7      LATE PAYMENT. Any payment not made by Owner to
Contractor within forty-five (45) days after the date of invoice shall bear interest on a monthly basis from the date due until the date paid at the rate of the sum of the prime rate then current as published in the Wall Street Journal plus four percent (4%) divided by twelve (12). Any payment not made by Owner to Contractor with ninety (90) days after the date of the invoice shall bear interest on a monthly basis beginning on the 90th day at the rate of the sum of the prime rate then current as published in the Wall Street Journal plus eight percent (8%) divided by twelve (12) but in no event shall this amount be greater than the maximum interest amount allowed by applicable laws. Payment shall be deemed made on the date received by Contractor. Owner shall also pay Contractor's actual costs incurred for collection of any late payment or fees due hereunder, including reasonable attorneys' fees. Interest or collection costs paid hereunder shall not be applied to the Aggregate Project Sum. Any failure by Owner to make payments when due within ninety (90) days of the date of invoice three (3) or more times during each Contract Year may be an Event of Default pursuant Article 8 hereof.

                  4.8 ANNUAL AND AGGREGATE PROJECT SUM. Owner hereby agrees to execute sufficient Work Orders and agreements for Other Work with Contractor under this Agreement so that the Annual Project Sum shall total no less than Fifty-Five Million Dollars ($55,000,000.00) per Contract Year and the Aggregate Project Sum shall total no less than Three Hundred Ninety Million Dollars ($390,000,000.00) during the Term. The Annual Project Sum shall be defined as the sum of all payments due by Owner to Contractor for Work actually performed by Contractor during a Contract Year including Reimbursable Costs and Contractor's Fees for each Project (hereinafter "Annual Project Sum"). The Aggregate Project Sum shall be defined the sum of all payments paid or due by Owner to Contractor for Work actually performed by Contractor hereunder including Reimbursable Costs and Contractor's Fee for each Project (hereinafter "Aggregate Project Sum") for all Work Orders and agreements for Other Work executed during the Term. Both the Annual Project Sum and the Aggregate Project Sum shall include any Contractor's Fee Trueup amounts as set forth in Article
4.10. Contractor releases Owner from any annual and aggregate requirements, and minimum percentage volume requirements in effect prior to August 24, 2000.

                  4.9 COMMITMENT FULFILLED. Owner and Contractor agree that Owner shall have met the Annual Project Sum commitment when the total Annual Project Sum is Fifty-Five Million Dollars ($55,000,000.00). Owner and Contractor agree that Owner shall have met the Aggregate Project Sum Commitment when the total Aggregate Project Sum is Three Hundred Ninety Million Dollars ($390,000,000.00) at the end of the Term. Notwithstanding the foregoing, Owner will have a continuing obligation to provide Minimum Local Network Percentage pursuant to Article 2.4.2. The Parties agree that the Aggregate Project Sum and the Annual Project Sum for applicable Contract Years shall include all amounts for Work performed by Contractor subsequent to August 24, 2000.

                  4.10 CONTRACTOR'S FEE TRUEUP. In the event Owner fails to execute Work Orders or commitments for Other Work sufficient to reach the Annual Project Sum or the Aggregate Project Sum, upon expiration of the Contract Year or Term, as appropriate, Owner shall pay Contractor, in addition to all other sums due by Owner to Contractor hereunder the "Contractor's Fee Trueup", which shall be computed as follows:


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                           4.10.1.  Revenue Shortfall

                                    (a)      Annual Project Sum commitment minus
                           all amounts paid, invoiced or otherwise due by Owner to Contractor for completed portions of Work Orders and/or agreements for Other Work during a Contract Year; and/or

                                    (b)      Aggregate Project Sum commitment
                           minus all amounts paid, invoiced or otherwise due by Owner to Contractor during the Term minus any amounts for Work in progress at the end of the Term which Work is performed and payment is made or due within twelve (12) months after the end of the Term.

                                    (c)      For purposes of computing Revenue
                           Shortfall, Revenue Shortfall shall equal X, and Contractor's Fee Trueup shall equal .12X.

                           4.10.3.     The Contractor's Fee Trueup due for each
Contract Year, if any, shall be due within forty-five (45) days after the date of invoice and late payments shall be treated in accordance with Article 4.7. An estimated final Contractor's Fee Trueup, if any, shall be due at the end of the Term within forty-five (45) days after the date of invoice and late payments shall be treated in accordance with Article 4.7. The final Contractor's Fee Trueup, if any, shall be invoiced twelve (12) months after the completion of the Term and shall also be treated in accordance with Article 4.7. The amount of any Trueup payment shall be reduced by the amount of any unpaid MSA Advance.

                                   ARTICLE 5.

                            OWNER'S RESPONSIBILITIES

                  5.1 AUTHORIZED REPRESENTATIVE. The Owner shall designate a representative authorized to act on the Owner's behalf with respect to each Project. The Owner, or such authorized representative, shall render decisions in a timely manner pertaining to documents submitted by the Contractor in order to avoid unreasonable delay in the orderly and sequential progress of the Work.

                  5.2 PROVISION OF DATA. Owner shall provide any and all relevant plans, specifications, facts and other data to the Contractor as agreed to in the Work Order promptly upon request of Contractor to enable the Contractor to complete the Work by the completion date specified in the Work Order.

                  5.3 OWNER'S OWN FORCES. The Owner reserves the right to perform construction and operations related to a Project with Owner's own forces, and to award Contracts in connection with the Project which are not part of the Contractor's responsibilities pursuant to a Work Order. Owner will notify Contractor in writing of such election. The Contractor shall notify the Owner if any such independent action will interfere with the Contractor's responsibilities under this Agreement and Owner agrees to cooperate reasonably with Contractor and all Subcontractors.


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                                                                    CONFIDENTIAL


                  5.4 PROMPT REPLY. Information or services under the Owner's control shall be furnished by the Owner with reasonable promptness to avoid delay in the orderly progress of the Contractor's services and the progress of the Work.

                  5.5 FAILURE TO PROVIDE INFORMATION. If Owner fails to provide in a timely manner any information or services necessary to the progress of a Project or makes an election under Article 5.3, Contractor shall be entitled to an equitable adjustment, by way of a Change Order, in the budget and schedule for such project.

                                   ARTICLE 6.

                    OWNER'S AND CONTRACTOR'S REPRESENTATIONS

                  6.1 CONTRACTOR REPRESENTATIONS AND COVENANTS. Contractor represents to and covenants with Owner as follows:

                           (a) Contractor is duly organized and validly existing and Contractor has the authority to execute this Agreement and has access to sufficient personnel and expertise to perform its obligations hereunder;

                           (b) Contractor will use its commercially reasonable efforts, in good faith, to keep all required authorities in full force and effect during the Term and to obtain any additional authorities, permissions or certifications which may be required in connection with this Agreement; and

                           (c) There are no pending, or to Contractor's knowledge threatened, claims, actions, suits, audits, investigations or proceedings by or against Contractor which would have a material adverse effect on Contractor's performance under or ability to comply with this Agreement.

                  6.2 OWNER REPRESENTATIONS AND COVENANTS. Owner represents to and covenants with Contractor as follows:

                           (a) Owner is duly organized and validly existing and Owner has the authority to execute this Agreement and perform its obligations hereunder;

                           (b) Owner will use its commercially reasonable efforts, in good faith, to keep all required authorizations in full force and effect during the Term and to obtain any additional authorizations, permissions or certifications which may be required in connection with this Agreement; and

                           (c) Other than as set forth in Contractor's filings with the SEC, there are no pending, or to Owner's knowledge threatened, claims, actions, suits, audits, investigations or proceedings by or against Owner which would have a material adverse effect on Owner's performance under or ability to comply with this Agreement.


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                                   ARTICLE 7.

                               INSURANCE AND BONDS

                  Prior to commencement of any Work for any Project hereunder, Contractor shall procure and maintain, with insurers reasonably acceptable to the Owner, the following insurance protecting the Owner, Contractor and all other Parties required by the Owner against liability from damages because of injuries, including death, to persons, and liability for damages to property arising from Contractor's operations, including its employees, agents, Subcontractors and suppliers operations, in connection with the performance of this Agreement. This insurance shall be kept in good standing during the term of this Agreement. Owner reserves the right to have an Owner-controlled Insurance Program for all Work performed by Contractor and Contractor agrees to cooperate reasonably with such efforts. Additional insurance requirements, if any, required by third parties shall be set forth in the applicable Work Order or agreement for Other Work. The cost of insurance (including co-insurance and deductibles paid) shall be a Reimbursable Cost hereunder and coverage for the Projects shall be provided as follows:

                  7.1 WORKER'S COMPENSATION AND EMPLOYER'S LIABILITY. Contractor shall procure and maintain Worker's Compensation insurance complying with the laws of the state or states of operation, whether or not such coverage is required by law, and Employer's Liability insurance with limits of $1,000,000 each accident, including occupational disease coverage with a limit of $1,000,000 each employee and $1,000,000 disease policy limit. If Work is to be performed in Nevada, North Dakota, Ohio, Wyoming, Washington or West Virginia, Contractor will purchase Worker's Compensation in the State Fund established in the respective States. Stop Gap Coverage or Employers Overhead coverage will be purchased by Contractor.

                  7.2 WATER OPERATIONS. When any Work Order calls for water operations, Contractor shall procure and maintain Longshoreman's and Harbor Worker's Compensation insurance, Jones Act, and Maritime Coverage providing for transportation, wages, maintenance and cure, with the limits of $500,000 each employee ($500,000 more than one employee, shall be included). An endorsement shall be attached evidencing that a claim "in rem" shall be treated as a claim against the employer.

                  7.3 COMMERCIAL GENERAL LIABILITY. Contractor shall procure and maintain Commercial General Liability insurance with a combined single limit for bodily injury and property damage of $2,000,000 each occurrence and $4,000,000 annual aggregate. Annual aggregate shall apply on a per Project basis. Such policy shall include coverage for all operations of Contractor, including products and completed operations coverage, blanket contractual liability and independent contractor coverage, and will be endorsed to delete exclusion for work, construction or demolition within 50 feet of railroad trackage. This policy shall include no modifications that reduce the standard coverages provided under a Commercial Guaranty Liability policy form.

                  7.4 BUSINESS AUTOMOBILE LIABILITY. Contractor shall procure and maintain Business Automobile Liability insurance with a combined single bodily injury and


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                                                                    CONFIDENTIAL


property damage single limit of $2,000,000 each occurrence. This policy shall include coverage for owned, non-owned, and hired vehicles.

                  7.5 VESSELS OR BARGES. When vessel(s) or barge(s) are used by the Contractor for the performance of Work, Contractor shall procure and maintain protection and indemnity, collision and towers liability insurance if applicable, on such vessel(s) or barge(s) both owned and non-owned, in a single limit of not less than $5,000,000 or the value of the vessel(s) or barge(s), whichever is greater, shall be provided.

                  When vessel or barges are used, the Contractor will provide hull insurance in amounts to the full value of the vessel(s) or barge(s) owned and/or operated by or for the Contractor.

                  7.6 DIVING OPERATIONS. In the event Contractor conducts diving operations, with the divers who are employees, agents or servants of Contractor, from Owner's vessels, Contractor's vessels or any other marine equipment, they shall only do so at the express written request of the Owner Representative. Contractor agrees to indemnify and save Owner harmless from any liability, loss, cost or damage, including cost of defense, arising from or connected with such diving operations.

                  Seaworthiness of Owner's vessel(s) used herein for such diving operations is acknowledged and agreed to by Contractor, and neither Contractor nor its insurance carrier shall contest this.

                  7.7 AIRCRAFT LIABILITY. When aircraft is used by the Contractor for performance of the Work, the Contractor shall procure and maintain Aircraft Liability insurance on both owned and non-owned aircraft, including helicopters, with combined single limit of $1,000,000 per seat for bodily injury and property damage, including passenger legal liability.

                  When any aircraft is used by the Contractor for the performance of the Work, Aircraft Hull insurance in amounts to the full value of each aircraft will be maintained by the Contractor on such aircraft owned and/or operated by or for the Contractor.

                  7.8 BUILDER'S RISK. As requested by Owner, Contractor shall procure and maintain during the term of a Work Order or an agreement for Other Work, an all risk builders' risk insurance policy protecting the Owner, Contractor and all Subcontractors, as their interests may appear, from loss due to damage to the Work or to any equipment supplies or material including any such items directly provided by Owner pursuant to Article 4 hereof going into the Work, while at the Project site, or while in transit to or from the Project site. The limit of liability of this insurance shall be no less than the greater of the value of the Project after the Work has been performed or the approved Project Budget estimate in the applicable Work Order per occurrence and shall contain a deductible of no more than $500,000 per occurrence. If coverage is requested by Owner, cost for builder's risk insurance shall be a Reimbursable Cost.

                  7.9 ERRORS AND OMISSIONS. If requested in writing by Owner, Contractor shall procure and maintain during the term of a Work Order or agreement for Other Work insurance against the errors or omissions of Contractor or any of Contractor's employees, agents or subcontractors performing Work hereunder with limits satisfactory to Owner. If


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


                                                                    CONFIDENTIAL


coverage is requested by Owner, cost for Errors and Omissions insurance shall be a Reimbursable Cost. If coverage is written on a "claims made" basis, all renewals during the life of this Agreement will include "prior acts coverage."

                  7.10 RAILROAD PROTECTIVE. If requested in writing by Owner, Contractor shall procure and maintain during the term of a Work Order or agreement for Other Work, Railroad Protective Insurance protecting Owner, Contractor and Subcontractor and in such limits as specified in the applicable Work Order.

                  7.11 UMBRELLA EXCESS LIABILITY. Contractor shall procure and maintain Umbrella or Excess Liability Insurance applying in excess of Articles 7.1 through 7.10 above subject to a limit of $5,000,000. The maintenance of insurance by the Contractor and the limits of coverage required shall in no way limit or affect the extent of the Contractor's liability. Limits required above may be obtained through various primary and umbrella structures.

                  7.12 INSURANCE REQUIRED OF SUBCONTRACTORS. Except as may be waived or modified by Owner in writing, the Contractor shall require all Subcontractors to provide and maintain the insurance required above subject to all requirements set forth in this Article 7, provided however, that Builder's Risk, Errors and Omissions, Railroad Protective, Owners Contractors Protective Liability and Contractors Pollution Liability insurance shall only be required of Subcontractors if requested by Owner as part of the Work Order agreement for Other Work or if required pursuant to Article 3.5 hereof. Contractor and Owner shall be listed as additional insureds on Subcontractor's policies. Owner's approval of any Subcontractor shall be conditioned upon a Subcontractor having the required insurance coverage. Except as may be waived or modified by Owner in writing, each Subcontractor shall also require its subcontractors, if any, to provide and maintain insurance as required above.

                  7.13 ADDITIONAL INSURED. Owner shall be listed as an additional insured on Contractor's and Subcontractor's policies. Contractor hereby waives its right, and agrees to require its underwriter and any and all Subcontractors to waive all such rights, of subrogation against Owner, its officers, directors, agents, and employees thereof, and corporate shareholders and officers, directors, agents and employees thereof. Such waiver shall also extend to all companies and other legal entities that control, are controlled by, are subsidiaries of, or are affiliated with Owner (each an "Affiliate"), and the respective officers, directors, agents, employees and shareholders of such companies or entities. Contractor's insurance is understood to be primary as respects the interest of additional insureds.

                           7.13.1.  Neither Owner or its Affiliates shall be
required to insure or be responsible for any loss or damage to property of any kind owned or leased by Contractor or its employees, servants, and agents. Any policy of insurance covering the property owned or leased by Contractor against loss by physical damage shall provide that the underwriters have given their permission to waive their rights of subrogation against Owner, its Affiliates and their directors, officers, and employees, as well as their subsidiaries and affiliates, including directors, officers, and employees thereof.

                  7.14 EVIDENCE OF COVERAGE. Certificates of insurance or certified copies of the insurance policies will be provided to the Owner prior to Contractor beginning any Work


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                                                                    CONFIDENTIAL


under this Agreement. Such certificate shall contain a provision that the insurer will give the Owner at least thirty (30) days prior written notice of any material changes, reductions, non-renewal or cancellation of the coverage. Contractor shall obtain certificates from its Subcontractor(s) and deliver them to Owner, if requested to do so. In the event of any failure by Contractor to comply with the provisions of this paragraph, Owner may, at its option on notice to Contractor, suspend the affected Work Orders or agreement for Other Work until there is full compliance with this paragraph or contract for such insurance at Contractor's expense.

                  7.15 BONDS. A payment bond from the Contractor shall be required for each Work Order executed hereunder. The cost shall be a Reimbursable Cost of the Project, and such bond shall be delivered to the Owner prior to the performance of any Work. The amount of each bond shall be set by Owner but in no event shall such amount exceed the amount of the Work Order. The Owner may waive this bond requirement or, if a bond cannot be obtained for a Work Order, require a letter of credit or other form of security as an alternative in its sole discretion for any Work Order performed hereunder. In lieu of individual bonds for each Project, Contractor and Owner may mutually agree to elect to provide Owner a blanket payment bond in a face amount to be determined.

                           7.15.1.  Unless and only if Owner waives in writing
the requirement of Article 7.15 for a bond, the Contractor will require payment bonds of all Subcontractors. Upon Owner's request, copies of all such bonds shall be provided to Owner for review. The costs of such bonds shall be included in the Subcontractor's bid price and as such are a Reimbursable Cost. In the event that Owner waives this requirement for a bond from a Subcontractor, Owner shall be responsible for any payment default of such unbonded Subcontractor which is not otherwise cured by legal or equitable remedies.

                                   ARTICLE 8.

                             DEFAULT AND TERMINATION

                  8.1 DEFAULT. The following events shall constitute an Event of Default hereunder.

                           8.1.1    CONTRACTOR DEFAULT.  The Contractor shall be
in default of the Agreement if:

                                    8.1.1.1  Contractor becomes insolvent, is
adjudged a bankrupt, or makes a general assignment for the benefit of its creditors, or becomes a subject of any proceeding (voluntary or involuntary) commenced under any statute or law for the relief of debtors, or a receiver, trustee or liquidator of any of the property or income of Contractor shall be appointed which judgment, assignment, proceeding or receivership is not dismissed or discharged within ninety (90) days of the date of notice thereof.

                                    8.1.1.2  Contractor refuses or fails to
prosecute the Work in accordance with the Work Order or agreement for Other Work, or this Agreement in any material respect; or


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                                    8.1.1.3  Contractor fails in any material
respect to observe any other terms, provisions, conditions, covenants, representations, warranties or agreements in this Agreement, any Work Order or any agreement for Other Work to be observed and performed on the part of the Contractor ("Material Default"). A Material Default under Articles 8.1.1.2 and
8.1.1.3 may include but is not limited to the following:

                                            (a)       Failure by Contractor to
                                    make proper payment to Subcontractors or others for undisputed amounts due for services, materials or labor (provided Owner shall have paid to Contractor any payments for such Work for which payment is demanded by Subcontractor); or

                                            (b)       Failure by Contractor to
                                    comply with laws, ordinances, rules and
                                    regulations or orders of any public
                                    authority having jurisdiction of which
                                    Contractor has or should have knowledge
                                    after making reasonably diligent inquiries and except as directed by Owner and which failure has a material adverse effect on a Project; or

                                            (c)       Failure to use
                                    commercially reasonable efforts to prosecute the Work in compliance with the budget or scheduling requirements, set forth in a Work Order or agreement for Other Work subject to any equitable adjustments in the budget or schedule as provided herein; or

                                            (d)       Failure to correct any
                                    incomplete or unacceptable items during any final inspection and testing which failure has a materially adverse effect on the Project.

                           8.1.2    OWNER'S REMEDIES. Owner shall notify
Contractor in writing when Contractor has committed an Event of Default as defined in Article 8.1.1 and its subsection ("Default Letter"). If, thirty (30) calendar days after the date of the Default Letter, Owner believes that Contractor has not cured the Event of Default or that Contractor has not made good faith efforts to cure the Event of Default, Owner may send Contractor written notification of such failures ("Failure to Cure Letter"). Owner may then resort to the remedies available in Articles 8.1.2.1, 8.1.2.2 and/or 8.1.2.3, unless Contractor provides written notification to Owner within fifteen (15) days of the date of the Failure to Cure Letter that Contractor disputes the assertions in the Failure to Cure Letter ("Dispute Letter"). If Contractor provides a timely Dispute Letter, Owner shall submit the dispute to arbitration pursuant to Article 8.2.2 of this Agreement. Upon determination by the arbitrator that an Event of Default has not been corrected or that Contractor has not used good faith efforts to cure such Event of Default, such default shall be considered "a strike" for purposes of Article 8.1.3 and Owner may without prejudice to any other right or remedy:

                                    8.1.2.1  With or without terminating a Work
Order or agreement for Other Work, take over and/or subcontract such Work or any portion thereof and furnish such materials and/or employ such workers as may be necessary to remedy the noncompliance.


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                                                                    CONFIDENTIAL


Notwithstanding the foregoing, all costs expended by Owner hereunder, including the value of the Contractor's Fee applicable thereto, shall be applied to the Annual Project Sum and Aggregate Project Sum;

                                    8.1.2.2  Terminate the Work Order for the
Project in default and/or agreement for Other Work in default, and have only the obligation to pay Contractor payments due for portions of Work completed pursuant to the requirements set forth in the applicable Work Order or agreements for Other Work up to the date of termination; and/or

                                    8.1.2.3  Make a claim against Contractor's
or Subcontractor's bond or other security.

                           8.1.3    CONTRACTOR'S THREE STRIKES. Owner's right to
terminate the Agreement may be exercised only if Contractor is insolvent and is petitioned into bankruptcy; or Contractor commits three (3) Events of Default pursuant to Article 8.1.1 and its subsections.

                           8.1.4    OWNER DEFAULT.  The Owner shall be in
default of the Agreement if:

                                    8.1.4.1  Owner fails to make any payment due
to Contractor hereunder three (3) or more times during a Contract Year within ninety (90) days after the date of invoice, unless such nonpayment is the subject of a good faith dispute; or

                                    8.1.4.2  Owner becomes insolvent, is
adjudged a bankrupt, or makes a general assignment for the benefit of creditors, or becomes the subject of any proceeding (voluntary or involuntary) commenced under any statute or law for the relief of debtors, or a receiver, trustee or liquidator of any of the property or income of Contractor shall be appointed, which judgment, assignment, proceeding or receivership is not dismissed or discharged within ninety (90) days of the date of notice thereof.

                           8.1.5    CONTRACTOR'S REMEDIES. Contractor shall
notify Owner in writing when Owner has committed an Event of Default as defined in Article 8.1.4 and its subsections ("Default Letter"). If, thirty (30) calendar days after the date of the Default Letter, Contractor believes that Owner has not cured the Event of Default or that Owner has not made good faith efforts to cure the Event of Default, Contractor may send Owner written notification of such failures ("Failure to Cure Letter"). If Owner disputes the assertions in the Failure to Cure Letter, Owner shall provide written notification to Contractor of such dispute within fifteen (15) days of the date of the Failure to Cure Letter ("Dispute Letter"). If Owner provides a timely Dispute Letter, Contractor shall submit the dispute to arbitration pursuant to
Article 8.2.2 of this Agreement. Upon determination by the arbitrator that an Event of Default has not been corrected or that Owner has not used good faith efforts to cure such Event of Default, such default shall be considered "a strike" for purposes of Article 8.1.6 of this Agreement and Contractor may without prejudice to any other right or remedy:

                                    8.1.5.1  Terminate the applicable Work Order
or agreement for Other Work for default, without terminating this Agreement, in which case Owner shall be


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                                                                    CONFIDENTIAL


responsible for all payments due to Contractor as of the date of termination of the affected Work Order or agreement for Other Work; or

                                    8.1.5.2  Terminate this Agreement for
default, but only if Article 8.1.6 hereof has been satisfied.

                           8.1.6    OWNER'S THREE  STRIKES. Contractor's right
to terminate this Agreement may be exercised only if Owner is insolvent and is petitioned into bankruptcy; or Owner commits three (3) Events of Default pursuant to Article 8.1.4 and its subsections.

                           8.1.7    In the event of a termination of any Work
Order or agreement for Other Work for default pursuant to Article 8.1.5, Contractor shall be entitled to receive reimbursement of all costs for Work performed prior to the date of termination.

                           8.1.8    In the event of a termination of this
Agreement for default pursuant to Articles 8.1.5 and 8.1.6, Contractor shall be entitled to receive reimbursement of all costs for Work performed prior to the date of termination, including the entire minimum Contractor's Fee Trueup due for the balance of the Term pursuant to Article 4 hereof.

                           8.1.9    In no event shall Contractor suspend its
performance for any Work under any Work Order or agreement for Other Work prior to termination of the applicable Work Order, or agreement for Other Work or this Agreement, as applicable.

                  8.2      DISPUTE RESOLUTION / ARBITRATION

                           8.2.1.   MANAGEMENT MEETINGS.  Except with respect to
payments of undisputed amounts due to Contractor by Owner, in the event of a dispute, claim or other matter arising out of or relating to this Agreement or breach thereof, the Parties agree that in addition to the remedies available to each Party as outlined above, the Parties may contemporaneously provide the other Party with a written notice outlining the nature of the dispute. Within five (5) business days of the receipt of such notice the Contractor's Project Manager and Owner's designee shall meet in a good faith effort to resolve the dispute. If the dispute cannot be resolved at such meeting, the Parties agree that within twenty (20) business days of the initial meeting, a second meeting shall take place with a Vice President or person with similar decision making authority representing each of the Contractor and Owner. If the dispute remains unresolved after such second meeting and the Parties have used good faith efforts to otherwise resolve the dispute, then the Parties shall participate in Arbitration as set forth below.

                           8.2.2.   ARBITRATION.  All claims, disputes and other
matters in question arising out of, or relating to, this Agreement or the breach thereof which are not resolved pursuant to Article 8.2.1 above, shall be decided by expedited arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association then in effect unless the Parties mutually agree in writing otherwise. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. The award rendered by the arbiters shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.


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                                    8.2.2.1  Notice of demand for arbitration
shall be filed in writing with the other Party and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in questions would be barred by the applicable statute of limitations. The Contractor shall carry on the Work and maintain the progress schedule during any arbitration proceedings (provided Owner is not otherwise in breach of this Agreement) and Owner shall continue to pay any undisputed sums to Contractor.

                                    8.2.2.2  The foregoing notwithstanding,
either Party may seek injunctive relief from a court of competent jurisdiction which may be necessary to protect its rights under this Agreement without being required to show any actual damages or to post an injunction bond.

                                    8.2.2.3  The laws of the State of Delaware
shall apply to any dispute, between the Parties, resolved by arbitration, irrespective of Delaware's choice of law rules.

                                   ARTICLE 9.

                          INDEMNIFICATION AND LIABILITY

                  9.1 INDEMNIFICATION BY CONTRACTOR. Contractor shall be liable for and shall defend, indemnify and hold harmless the Owner and its officers, directors, agents and employees from and against any and all claims, demands, causes of action, losses, damages, costs and expenses (including reasonable attorneys' fees) of every kind and character arising in favor of any person including Contractor, Owner's employees, Contractor's employees, Subcontractors or other persons on account of personal injuries or death or damage to any property (hereinafter "Claims") in any way incident to, arising out of, or claimed to have arisen out of, occurring in, in connection with, or relating to the services performed by Contractor hereunder (including Claims in any way incident to, arising out of, or claimed to have arisen out of, occurring in, in connection with, or relating to the services performed by any and all Subcontractors), except if directly or indirectly due to Owner's or Owner's employees' negligence. Owner shall have a direct right of action against Contractor in the event Contractor fails to perform under this Article 9.1 and Owner may recover all of the reasonable costs of such action, including reasonable attorneys' fees. Contractor shall obtain a written agreement from anyone (including Subcontractors) retained or employed by Contractor which shall include this indemnification in favor of Owner.

                           9.1.1.   Contractor further agrees to indemnify and
hold Owner harmless against the payment of any and all penalties, interest, liens or indebtedness or claims against Owner's property, or for work performed, or materials furnished, or measured by the work performed, growing out of or incident to Contractor's operations hereunder. Contractor agrees to reimburse Owner and Owner's employees for each and every reasonable cost or charge, including court costs, all expenses of litigation and reasonable attorneys' fees, if any, which Owner, its successors, assigns or employees, may incur in defending against or prosecuting any


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                                                                    CONFIDENTIAL


such claims, demands, causes of action or suits brought pursuant to services performed under this Agreement.

                           9.1.2.   Contractor shall release, indemnify, and
hold the Owner harmless from and against any and all claims arising from or relating to any loss or damage to property of any kind owned or leased by Contractor or its employees, servants, agents and Subcontractors unless directly or indirectly due to Owner's or Owner's employee's negligence.

                           9.1.3.   All obligations to assume, protect, defend,
indemnify, and save the Owner harmless shall extend to the Owner's officers, directors, employees, agents, shareholders, and to companies and other legal entities that control, are controlled by, are subsidiaries of, or are affiliated with Owner and the respective officers, directors, agents, and employees of such companies or entities and shall continue for so long as any of the named indemnities may be subjected to claims or suits calling for such obligations, notwithstanding the completion, acceptance or payment for the Work.

                  9.2 INDEMNIFICATION BY OWNER. Owner shall be liable for and shall defend, indemnify and hold harmless the Contractor and its officers, directors, agents and employees from and against any Claims to the extent they arise from the negligence and/or willful misconduct of the Owner, its employees or agents.

                  9.3 NOTICE OF CLAIMS. Each Party shall notify the other promptly of written Claims or demands of which the other Party is responsible hereunder. The indemnifying Party shall have the right to defend the Claim with counsel of its own choosing but no settlement or compromise of any Claims hereunder shall be completed without the consent of the indemnified Party.

                  9.4 LIMITATION OF LIABILITY. In no event shall either Party hereto be liable for any consequential, incidental, special, indirect or remote damages including, but not limited to, loss of use, lost revenues or profits (except for Contractor's Fee Trueup payable under Article 4.10 hereof) or interest on borrowed funds, arising out of or in connection with its performance of this Agreement whether arising in contract, warranty, tort (including negligence) or strict liability.

                                   ARTICLE 10.

                                    WARRANTY

                  10.1 WARRANTY. Any equipment, materials, and services supplied by Contractor, its agents, employers, suppliers, or Subcontractors, are warranted by Contractor or its suppliers or Subcontractors as appropriate, to be of good quality and workmanship and will be properly installed by Contractor or its Subcontractors as appropriate. To the extent possible, Contractor shall also assign to Owner all manufacturers, suppliers or Subcontractor's warranties for any services, equipment and materials. All warranties made hereunder shall be for a minimum period of one (1) year following Owner's acceptance of the Work for such Project unless otherwise specified in a Work Order, provided however, that any warranty for materials or services not provided directly by Contractor shall be the warranty of the Subcontractor or


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                                                                    CONFIDENTIAL


supplier which Contractor shall pass through to Owner. Where a Certificate of Occupancy is issued by Contractor to Owner, the warranty period shall commence upon the date the Certificate of Occupancy is issued for equipment, materials, or services which are directly related to such Certificate of Occupancy. Contractor shall not be obligated to continue these warranty obligations for any equipment (including software), materials and/or services which have been improperly repaired or altered, abused, misused or improperly handled by Owner unless such repair or alteration was necessitated by an act or omission of Contractor, Subcontractor or their respective employees or agents. Notwithstanding the foregoing, all fiber optic cable purchased by Contractor for Owner hereunder shall have a minimum three (3) year warranty assignable to Owner unless otherwise agreed to in a Work Order.

                  10.2 FREE FROM DEFECTS. The Contractor warrants to the Owner that all materials and equipment furnished under this Agreement will be new unless otherwise specified in a Work Order or agreement for Other Work, free from faults and defects and in conformance with the Work Order, agreement for Other Work and/or this Agreement. All Work not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective and must be cured by Contractor at Contractor's expense. If required by the Owner, Contractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment furnished hereunder.

                  10.3 NO OTHER WARRANTIES. EXCEPT AS OTHERWISE PROVIDED HEREIN, THE FOREGOING WARRANTIES AND THOSE CONTAINED IN ANY WORK ORDER OR AGREEMENT FOR OTHER WORK CONSTITUTE THE ONLY WARRANTIES WITH RESPECT TO THE WORK PERFORMED HEREUNDER, OR ANY STATEMENT OF WORK, THERE BEING NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                   ARTICLE 11.

                  HAZARDOUS MATERIALS AND CONCEALED CONDITIONS

                  11.1 HAZARDOUS MATERIALS. In the event Contractor encounters toxic or hazardous materials in performance of any Project, any resulting delays and costs shall be considered to be beyond its control, without its fault and outside the scope of such Project unless such encounter is due to the gross negligence or willful misconduct of Contractor, its employees, officers or directors or Subcontractors. Such toxic or hazardous materials shall be removed or otherwise dealt with by Owner or by the appropriate government agency, organization or third party. Contractor shall have no obligation, responsibility or liability with respect to such materials. Notwithstanding the foregoing, Contractor agrees that it will be responsible for the cleanup or any other cost, damage or liability arising from any toxic or hazardous materials generated or used by Contractor, its employees or Subcontractors in the course of its performance of any Work under this Agreement. Contractor agrees in any event to cooperate fully with Owner and to perform reasonable and customary investigations as to the existence of hazardous materials prior to the performance of any Work hereunder.


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                                                                    CONFIDENTIAL


                  11.2 CONCEALED CONDITIONS. The Contractor shall promptly, upon discovery, and before any such conditions are disturbed, notify the Owner in writing of: (1) subsurface or latent physical conditions at the site of Work differing materially from those indicated in the Contract Documents, or (2) unknown physical conditions at such site, of an unusual nature, differing materially from those ordinarily encountered and generally recognized as inherent in work of the character provided for in this Agreement. The Contractor shall, at Owner's direction, promptly investigate the conditions, and if it finds that such conditions do materially so differ and cause an increase or decrease in the Contractor's cost of, or the time for, performance of any part of the Work under the applicable Work Order an equitable adjustment of time shall be made and the Work Order modified accordingly. Owner and Contractor acknowledge that all costs incurred in investigating the conditions and performing such Work are Reimbursable Costs.

                                   ARTICLE 12.

                                  MISCELLANEOUS

                  12.1 TITLE. Title to all Work completed pursuant to a Work Order or agreement for Other Work hereunder and to all materials and supplies on account of which payment in full has been made by Owner shall be and vest in the name of Owner.

                  12.2 ASSIGNMENT. Owner may not transfer, assign or otherwise delegate its obligations under this Agreement without the express written consent of the Contractor which consent shall not be unreasonably withheld; provided, however, that Owner may assign its rights, including the obligation of payment to Contractor and Owner's rights under any Work Order or agreement for Other Work, under this Agreement to its subsidiaries, affiliates or successors in interest without prior written consent of Contractor. Contractor may not transfer, assign or otherwise delegate its obligations under this Agreement without the express written consent of Owner which may be withheld by Owner in its sole discretion. Any assignment by any Party hereunder shall not release the assigning Party from its obligations under this Agreement.

                  12.3 SEVERABILITY. If any provision of this Agreement is adjudicated to be invalid or unenforceable, the remainder shall be valid and enforceable, and the Parties shall negotiate in good faith to recreate such provision in a valid and enforceable form to provide for the intent of such provision.

                  12.4 WAIVER. Failure of Owner or Contractor at any time to require strict performance of any provision of this Agreement shall not constitute a waiver of that provision nor in any way limit enforcement of that provision.

                  12.5 NOTICES. Except as otherwise set forth herein, when any notice or other communication is required or authorized to be given hereunder, such notice shall, for all purposes, be in writing and either delivered personally to the addressee, by telex or facsimile transmission followed by mailing, or sent by registered or certified mail return receipt requested, or by express mail, postage prepaid and shall be deemed given when so delivered personally, when such telex or facsimile transmission is received or, if mailed, five (5) days after the date of mailing to the address of the respective Parties at the following addresses:


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                                                                    CONFIDENTIAL


             (i)      If sent by Owner to Contractor, addressed as follows:

                               Adesta Communications, Inc.
                               1200 Landmark Center
                               Suite 1300
                               Omaha, NE 68102
                               Attn:  Vice President, Operations

                      With a copy to:

                               Able Telcom Holding Corp.
                               1601 Forum Place
                               Suite 1110
                               West Palm Beach, FL  33401
                               Attn:  President With a copy to:

                               Able Telcom Holding Corp.
                               1643 North Harrison Parkway
                               Sunrise, Florida 33323
                               Attn: General Counsel


             (ii)     If sent by Contractor to Owner, addressed as follows:

                               MCI WORLDCOM Network Services, Inc.
                               Purchasing & Contracts
                               MD 1.1-131F
                               6929 N. Lakewood Avenue
                               Tulsa, OK 74117
                               Attn: Contract Administrator

                      With a copy to:

                               MCI WORLDCOM Network Services, Inc.
                               6929 N. Lakewood Avenue
                               Tulsa, OK 74117
                               Attn: Vice President, Construction and Facilities

                      and

                               WorldCom, Inc.
                               1133 19th Street, NW
                               Washington, DC  20036
                               Attn: Senior Commercial Counsel


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


                                                                    CONFIDENTIAL


                  12.6     CONFIDENTIALITY

                           12.6.1.  Owner and Contractor agree to hold and will
use their commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning this Agreement and any Work or Project performed hereunder, except to the extent that such information can be shown to have been
(i) in the public domain through no fault of the receiving Party, or (ii) later lawfully acquired by the receiving Party from third parties without an obligation of confidentiality. The obligation of Owner and Contractor to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information.

                           12.6.2.  The drawings, specifications and other
documents are instruments of service through which the Work to be performed by the Contractor is described. The Contractor may retain one record set. The Contractor shall not own or claim a copyright or any other right in the drawings, specifications and other documents. All copies of them, except the record set, shall be returned to Owner on request upon completion of the Project. The drawings, specifications and other documents and copies thereof furnished to the Contractor, are for use solely with respect to a Project. They are not to be used by the Contractor on other projects without the specific written consent of the Owner. The Contractor is granted a limited license to use and reproduce applicable portions of the drawings, specifications and other documents prepared for a Project appropriate to and for use in the performance of the Contractor's services under this Agreement. All drawings, specifications and other documents relating to the Project are owned by the Owner, including drawings, specifications and other documents generated by Contractor for Owner or used to perform work for Owner prior to the date of this Agreement.

                           12.6.3.  Subject to the confidentiality requirements
stated herein, neither Party shall reference or use any part of this Agreement or the names of the Parties hereto in any press release, marketing, advertising or other sales or promotional materials without the express written consent of the other Party, which will not be unreasonably withheld or delayed.

                  12.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  12.8 NO CONSTRUCTION AGAINST DRAFTER. The Parties acknowledge that this Agreement and all the terms and conditions contained herein have been fully reviewed and negotiated by the Parties and that each Party has been represented by counsel. Having acknowledged the foregoing, the Parties agree that any principle of construction or rule of law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of this Agreement.

                  12.9 COURSE OF DEALING. The Parties acknowledge that due to the previous relationship between Contractor and Owner, the sequence of previous acts and conduct


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


                                                                    CONFIDENTIAL


between Contractor and Owner related to the Work to be performed pursuant to this Agreement and any Work Orders or agreements for Other Work executed hereunder, is fairly to be regarded as establishing a common basis of understanding for interpreting each Party's expressions and other conduct as further described in the Uniform Commercial Code.

                  12.10 SURVIVAL. The provisions of Articles 9, 10, 11 and 12 shall survive the expiration or termination of the Agreement and Owner and Contractor each agree to be bound thereto as appropriate.

                  12.11 GOVERNING LAW. The Agreement, and all the rights and duties of the Parties arising from or relating in any way to the subject matter of this Agreement or the transaction(s) contemplated by it, shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, irrespective of Delaware's choice of law rules.

                  12.12 ENTIRE AGREEMENT. This Agreement and all Exhibits and Schedules attached hereto constitute the entire agreement between the Parties with respect to the subject matter hereof. This Agreement shall be binding upon the Parties hereto and their permitted successors and assigns.


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                                                                    CONFIDENTIAL


                  IN WITNESS WHEREOF, the Parties hereto have executed this instrument, through their authorized officers, effective as of the date first above written.

                                    OWNER:

                                    MCI WORLDCOM NETWORK SERVICES, INC.

                                    By:
                                       --------------------------------------

                                    Title:
                                          -----------------------------------


                                    CONTRACTOR:

                                    ABLE TELCOM HOLDING CORP.

                                    By:
                                       --------------------------------------

                                    Title:
                                          -----------------------------------


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